FORM 4                                                     OMB APPROVAL
                                                          ---------------
                                                     OMB NUMBER     3235-028
                                                     EXPIRES:    May 31, 1994
                                                     ESTIMATED AVERAGE BURDEN
                                                     HOURS PER RESPONSE....0.5

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[X] CHECK THIS BOX IF NO
    LONGER SUBJECT TO
    SECTION 16.  FORM 4
    OR FORM 5
    OBLIGATIONS MAY
    CONTINUE. SEE
    INSTRUCTION 1(b).


       Filed pursuant to Section 16(a) of the Securities Exchange Act of
               1934, Section 17(a) of the Public Utility
            Holding Company Act of 1935 or Section 30(h) of
                   the Investment Company Act of 1940

(Print or Type Responses)
===============================================================================
1.  Name and Address of Reporting Person*

     GOTHAM PARTNERS, L.P. / SECTION H PARTNERS, L.P. / KARENINA
     CORPORATION / WILLIAM ACKMAN / DAVID BERKOWITZ
    -----------------------------------------------
     (Last)        (First)        (Middle)

     110 E. 42ND STREET, 18TH FLOOR
    -----------------------------------------------
                   (Street)

     NEW YORK          NEW YORK     10017
    -----------------------------------------------
     (City)            (State)      (Zip)

===============================================================================
2.  Issuer Name and Ticker or Trading Symbol

       HALLWOOD REALTY PARTNERS, L.P. (HRY)

===============================================================================
3.  I.R.S. Identification  Number of Reporting
    Person, if an entity (Voluntary)

===============================================================================
4.  Statement for Month/Day/Year


        MARCH 3, 2003

===============================================================================

5. If Amendment, Date of Original (Month/Day/Year)


===============================================================================

6. Relationship of Reporting Persons(s) to Issuer
             (Check all applicable)

    __Director                  __ 10% Owner
    __Officer                   X  Other (specify below)
     (give title below)

               FORMER 10% OWNER
              -------------------

===============================================================================

7.  Individual or Joint/Group Filing (check applicable line)

      __ Form Filed by One Reporting Person

      X  Form Filed by More than One Reporting Person

===============================================================================

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).


                       TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of  2.Transaction  2A. Deemed      3.Transaction    4.Securities Acquired     5.Amount of     6.Ownership    7.Nature of
   Security    Date             Execution     Code             (A) or Disposed           Securities      Form:          Indirect
   (Instr. 3)  (Month/Day/      Date, if any  (Instr. 8)       of (D)(Instr. 3,          Beneficially    Direct (D)     Beneficial
               Year)            (Month/Day/                    4 and 5)                  Owned           or             Ownership
                                Year)                                                    Following       Indirect(I)    (Instr. 4)
                                                                                         Reported        (Instr. 4)
                                                                                         Transaction(s)
                                                                                         (Instr. 3 and 4)


                                             Code   V     Amount    (A)or(D)    Price

  UNITS     2/28/2003                          S          10,000     (D)        $71.00    237,994(1)       (1)            (1)
  REPRESENTING
  LIMITED
  PARTNERSHIP
  INTEREST

  UNITS     3/3/2003                           S          235,000    (D)        $80.00      2,994(2)       (2)            (2)
  REPRESENTING
  LIMITED
  PARTNERSHIP
  INTEREST

(1)  Amount reported includes (a) 209,418 Units held by Gotham Partners, L.P. ("Gotham"), (b) 2,599 Units held by Gotham Partners
     III, L.P. ("Gotham III"), and (c) 25,977 Units held by Gotham Holdings II, L.L.C. ("Holdings II").  Section H Partners, L.P.
     ("Section H") is the general partner of Gotham and Gotham III.  Karenina Corporation is the general partner of Section H, and
     William A. Ackman is president of Karenina Corporation.  Gotham Holdings Management LLC, of which William A. Ackman is a senior managing member, is the managing member of Holdings II.  The Reporting Persons, Gotham III and Holdings II and their respective affiliates disclaim beneficial ownership of all shares of the Issuer in excess of their respective pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, any such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as
     amended, or for any other purpose.

(2)  Amount reported includes (a) 2,635 Units held by Gotham, (b) 33 Units held by Gotham III, and (c) 326 Units held by Holdings
     II.  The Reporting Persons, Gotham III and Holdings II and their respective affiliates disclaim beneficial ownership of all shares of the Issuer in excess of their respective pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, any such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.


---------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see
   Instructions 4(b)(v)

                            TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1.Title of      2.Conversion or          3.Transaction      3A. Deemed               4.Transaction Code   5. Number of Derivative
  Derivative      Exercise Price of        Date                 Execution             (Instr. 8)             Securities Acquired
  Security        Derivative Security     (Month/Day/Year)      Date, if any                                (A) or Disposed of (D)
  (Instr. 3)                                                    (Month/Day/Year)                              (Instr. 3, 4 and 5)
-------------    --------------------     --------------        --------------        ------------------   ----------------------



                                                                                       Code      V          (A)       (D)



6.Date Exercisable and      7.Title and Amount of    8.Price of      9.Number of         10.  Ownership    11.Nature of
  Expiration Date             Underlying Securities    Derivative      derivative             Form of         Indirect
  (Month/Day/Year)            (Instr. 3 and 4)         Security        Securities             Derivative      Beneficial
                                                       (Instr. 5)      Beneficially           Security:       Ownership
   -----------------------                                             Owned Following        Direct (D)      (Instr. 4)
      Date      Expiration                                             Reported               or Indirect
   Exercisable     Date                                                Transactions           (I)(Instr. 4)
                                                                       (Instr. 4)
  ------------ ----------   ----------------------   ---------------   ------------------     --------------    ----------
                                           Amount or
                                           Number
                              Title        of Shares
                            ----------     ---------




Explanation of Responses:


       GOTHAM PARTNERS, L.P.
       By: Section H Partners, L.P., its general partner
       By: Karenina Corporation, general partners of Section H Partners, L.P.


       /s/ William A. Ackman                           03/03/2003
      --------------------------------           -------------------
      ** Signature of Reporting Person                   Date



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.